CINCOR PHARMA, INC.

200 Clarendon Street, 6th Floor

Boston, Massachusetts 02116

January 4, 2022	VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn: Michael Fay

Daniel Gordon

Ada Sarmento

Suzanne Hayes

RE:	CinCor Pharma, Inc.

Registration Statement on Form S-1

File No. 333-261738

Acceleration Request
Requested Date:	January 6, 2022
Requested Time:	4:00 P.M. Eastern Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant (the “Registrant”) hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) to become effective on January 6, 2022, at 4:00 p.m., Eastern Time, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Patrick Kavanaugh, counsel to the Registrant, at (212) 479 6767.

Very truly yours,

CinCor Pharma, Inc.

/s/ Marc de Garidel
Marc de Garidel Chief Executive Officer

cc:	Ryan Sansom, Cooley LLP

Divakar Gupta, Cooley LLP

Courtney Thorne, Cooley LLP